SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                                FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
               Under Sections 13 and 15(d) of the Securities
                          Exchange Act of 1934.

                    Commission File Number 001-10359

                        CRI Liquidating REIT, Inc.
           (Exact name of registrant as specified in its charter)

     11200 Rockville Pike, Rockville, Maryland 20852, (301) 816-2300
     ---------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, par value $.01 per share
                  --------------------------------------
          (Title of each class of securities covered by this Form)

                                  None
                                  ----
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)
     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X ]               Rule 12h-3(b)(1)(ii)    [  ]
     Rule 12(g)-4(a)(1)(ii)  [  ]               Rule 12h-3(b)(2)(i)     [  ]
     Rule 12g-4(a)(2)(i)     [  ]               Rule 12h-3(b)(2)(ii)    [  ]
     Rule 12g-4(a)(2)(ii)    [  ]               Rule 15d-6              [  ]
     Rule 12h-3(b)(1)(i)     [  ]

          Approximate number of holders of record as of the certification or notice date: None
                       ----

     Pursuant to the requirements of the Securities Exchange Act of 1934 CRI Liquidating REIT, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     DATE: January 30, 1998            By:  /s/ David B. Iannarone
                                            --------------------------
                                       Name:    David B. Iannarone
                                       Title:   Vice President/General Counsel